FOR IMMEDIATE RELEASE

Investor Contacts:

Richard T. Schumacher, President & CEO                Pressure BioSciences, Inc.
R. Wayne Fritzsche, Chairman                          (508) 580-1818 (T)


                  PRESSURE BIOSCIENCES, INC. ANNOUNCES THE SALE
                   OF 232,792 SHARES OF VI TECHNOLOGIES, INC.



West Bridgewater, MA, August 9, 2005 - Pressure BioSciences, Inc. (NASDAQ: PBIO) today announced that between Tuesday, July 19th and Wednesday, August 3rd it sold an aggregate of 232,792 shares of VI Technologies, Inc. (Vitex) for which it received approximately $1,771,000 in proceeds, net of charges and commission. Pressure BioSciences, Inc. ("PBI" or the "Company") continues to hold an additional 628,190 shares of Vitex, and may receive an additional 151,938 shares that are being held in escrow until September 2006, per the terms of the March 2005 merger between VI Technologies and Panacos Pharmaceuticals. The closing price per share of Vitex common stock as reported on the Nasdaq National Market on August 8, 2005 was $7.42.

The Company's Board of Directors indicated that it will continue to monitor the stock price and sales volume of Vitex, and may decide to sell additional shares from time to time, based on market conditions, the financial needs and plans of the Company, and other considerations it deems relevant.

Steven E. Hebert, Chief Financial Officer of PBI, stated: "With such a significant increase in the Vitex stock price over the past few weeks, coupled with the materiality of our ownership interest in Vitex on our balance sheet, we believed it made sense for us to sell a portion of our holdings, to generate cash and to reduce our stock position in the company."

Richard T. Schumacher, Founder, President, and CEO of PBI, commented: "The cash received from these sales will supplement our working capital. Based on our current cash position, cash burn rate, and business plan, we now anticipate that we have sufficient cash to fund our operations beyond 2006. Additional capital may be generated from future sales of Vitex stock, from the potential release of up to $1.1 million still in escrow from the SeraCare transaction, from expected sales of PCT products, and from the possible repayment of approximately $2.0 million in loans currently owed PBI."

About Vitex and Panacos Pharmaceuticals, Inc.

Pressure BioSciences founded Panacos Pharmaceuticals in late 1999 based on anti-viral technology it had been developing since 1992, and spun-off the majority of the company to two venture capital firms in November 2000. Panacos merged with Vitex in March 2005. Following the merger, PBI held a total of 860,982 shares of Vitex common stock; an additional 151,938 shares of common stock were placed in escrow until September 2006 to fund any indemnification claims under the merger. Vitex is developing the next generation of anti-infective products through discovery and development of small molecule oral drugs for the treatment of HIV and other major human viral diseases. Vitex's proprietary discovery technologies and lead therapeutic candidate, PA-457, focus on novel targets in the virus life cycle, including virus maturation and virus fusion.

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About Pressure BioSciences, Inc.

Following the sale of substantially all the assets and selected liabilities of its BBI Diagnostics and BBI Biotech Divisions to SeraCare Life Sciences, Inc. on September 14, 2004, Boston Biomedica, Inc. changed its name to Pressure BioSciences, Inc (PBI). PBI is a publicly traded, early-stage company focused on the development of a novel technology called Pressure Cycling Technology (PCT). PCT uses cycles of hydrostatic pressure between ambient and ultra-high levels (up to 35,000 psi and greater) to control bio-molecular interactions. PBI currently holds 13 US and 4 foreign patents covering multiple applications of PCT in the life sciences field, including in such areas as genomic and proteomic sample preparation, pathogen inactivation, control of enzymes, immunodiagnostics, and protein purification. PBI owns a 30% passive investment in Source Scientific, LLC, an instrumentation company that develops and manufactures PBI's PCT equipment, as well as a passive investment in VI Technologies, an antiviral drug discovery and development company.

Forward Looking Statements

Statements contained in this press release regarding the Company's intentions, hopes, beliefs, expectations or predictions of the future are "forward-looking'' statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the Company's sufficiency of capital and potential sources of additional funds. These statements are based upon the Company's current expectations, forecasts, and assumptions that are subject to risks, uncertainties, and other factors that could cause actual outcomes and results to differ materially from those indicated by these forward-looking statements. These risks, uncertainties, and other factors include, but are not limited to: fluctuations in the Company's financial and operating results, which could adversely affect the Company's cash flow; uncertainties inherent in the development of new products, including the Company's new bench top PCT instrument, including technical risks, cost overruns, and delays; the risk that newly introduced products may contain undetected errors or defects or otherwise not perform as anticipated; the risk that that Company's products will not achieve market acceptance; the risk that the Company will not be able to increase demand or sales for its products; the risk that the Company will not receive any or all of the remaining funds held in escrow in connection with the SeraCare transaction; the risk that the Company will face adverse changes in the Company's liquidity and capital resources; the risk that the Company will be unable to attract and retain qualified personnel; declines in the market price of the Company's common stock; declines in the market price of Vitex common stock; the risk that the Company's shares of Vitex common stock held in escrow may not be released to the Company in September 2006; the risk that loans from the Company may not be repaid; changes in the capital markets; competition; general and industry-specific economic conditions; and the other risks and uncertainties discussed under the heading "Risk Factors" in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2004 and other reports filed by the Company from time to time with the SEC. The Company undertakes no obligation to update any of the information included in this release, except as otherwise required by law.


           Visit us at our website http://www.pressurebiosciences.com
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